UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional materials

☐ Soliciting Material Pursuant To Rule 14a-11(c) or Rule 14a-12

ADVANCE NANOTECH, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)  Title of each class of securities to which transaction applies: ____________________
(2)  Aggregate number of securities to which transaction applies: ____________________
(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
 ____________________________________________________________
(4) Proposed maximum aggregate value of transaction: ____________________
(5) Total fee paid: __________________________________

☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)  Amount previously paid: ____________________
(2)  Form, schedule or registration statement no.: ____________________
(3)  Filing party: ____________________
(4)  Date filed: ____________________

ADVANCE NANOTECH, INC.
SUPPLEMENT TO PROXY STATEMENT DATED APRIL 20, 2006
EXPLANATORY NOTE

This supplement should be read in conjunction with the enclosed April 20, 2006 definitive proxy statement (the “Definitive Proxy Statement”) of Advance Nanotech, Inc. (the “Company”).

Neither Proposal 2 (the Reincorporation Proposal) nor Proposal 3 (Change in Capitalization; Adoption of “Blank Check” Preferred Stock) is intended to increase the aggregate number of authorized shares of capital stock. The Definitive Proxy Statement inadvertently misstates that the number of shares of authorized capital stock would be increased from 100,000,000 to 125,000,000 and any such inconsistent statement contained in the Definitive Proxy Statement shall be superseded and replaced to reflect that, after giving effect to either proposal, the Company would have 100,000,000 shares of capital stock, consisting of 75,000,000 shares of common stock and 25,000,000 shares of preferred stock.

In addition, certain information was inadvertently omitted from the “Voting Securities Of Principal Shareholders and Management” section of the Definitive Proxy Statement. We have reprinted the “Voting Securities Of Principal Shareholders and Management” section of the Definitive Proxy Statement in its entirety for your convenience to include this additional information. The information below supersedes and replaces the “Voting Securities Of Principal Shareholders and Management” section of the Definitive Proxy Statement.

VOTING SECURITIES OF PRINCIPAL
SHAREHOLDERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company's common stock as of April 11, 2006 by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's common stock, (ii) each director, (iii) each of the executive officers named in the table under "Executive Compensation — Summary Compensation Table,” (iv) up to two additional individuals who would have been included in clause (i) or (ii) if such individual were employed in 2005, and (v) all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable.

Name and Address of Owner (1)	Shares of Common Stock	Percentage Ownership
Jano Holdings Ltd. (2)	6,666,666	16.57%
Bioaccelerate, Inc. (3)	2,000,000	5.62%
Gryphon Master Fund, L.P. (4)	1,733,013	5.2%
Joseph Parkinson (5)	201,118	*
Magnus Gittins (6)	619,593	1.81%
Lee Cole (7)	120,000	*
Virgil Wenger (8)	38,379	*
Antonio Goncalves, Jr.	5,000	*
Peter Rugg (9)	19,390	*
John Robertson (10)	0	*
William Milne (11)	0	*
Fred Allen	13,363	*
Lowell Dashefsky	6,460	*
Thomas Finn (12)	175,775	*
Peter Gammel	25,956	*
Michael Helmus	17,599	*
All executive officers and directors as a group (13 persons)	1,242,633	3.62%
_____________________________________
In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that currently are exercisable or exercisable within 60 days of the date of this table are deemed outstanding.
*	Less than one percent.
(1)	Unless otherwise set forth in the table or in a footnote below, the address of each shareholder is c/o Advance Nanotech, Inc., 600 Lexington Avenue, 29th Floor, New York, New York 10022.
(2)	Consists of immediately exercisable warrants to purchase shares of Common Stock with an exercise price of $2.00 per share, issued in connection with the extension of a $20 million credit facility.

(3)
Bioaccelerate, Inc. recently changed its name to Gardant Pharmaceuticals, Inc. Mr. Cole has served as Chairman of the Board of Gardant Pharmaceuticals, Inc. since 2004. Mr. Cole disclaims beneficial ownership of the shares of Common Stock held in the record name of Gardant Pharmaceuticals, Inc.

(4)	Includes 562,500 shares of Common Stock issuable upon exercise of warrants that are immediately exercisable at an exercise price of $3.00 per share.
(5)	Consists of 201,118 shares of Common Stock issuable upon exercise of stock options that are immediately exercisable at an exercise price of $1.65 per share.
(6)
Includes 400,000 shares of Common Stock issuable upon exercise of stock options that are immediately exercisable at an exercise price of $2.03 per share. These stock options were granted to Mr. Gittins in his role as a founder of the Company.

(7)
Consists of 120,000 shares of Common Stock issuable upon exercise of stock options that are immediately exercisable at an exercise price of $2.03 per share. These stock options were granted to Mr. Cole in his role as a founder of the Company. Mr. Cole has served as Chairman of the Board of Bioaccelerate, Inc. since 2004, which recently changed its name to Gardant Pharmaceuticals, Inc. Mr. Cole disclaims beneficial ownership of the 2,000,000 shares of Common Stock held in the record name of Gardant Pharmaceuticals, Inc.

(8)
Includes 12,500 shares of Common Stock issuable upon exercise of warrants that are immediately exercisable at $3.00. The Company issued these warrants to Mr. Wenger in connection with his participation in a private placement by the Company in 2005.

(9)
Includes 6,450 shares of Common Stock issuable upon exercise of warrants that are immediately exercisable at an exercise price of $3.00 per share. The Company issued these warrants to Mr. Rugg in connection with his participation in a private placement by the Company in 2005.

(10)	Professor Robertson joined the Board on April 17, 2006 and did not beneficially own Common Stock as of the date of the table.
(11)	Mr. Milne resigned from the Board on April 17, 2006, prior to the vesting of any stock options granted to him.
(12)
Includes 120,000 shares of Common Stock issuable upon exercise of stock options that are immediately exercisable at an exercise price of $2.03 per share. These stock options were granted to Mr. Finn in his role as a founder of the Company.